EXHIBIT 10.31

[ZELTIQ Logo]

March 24, 2011

Kristine N. Tatsutani, Ph.D.

Re:	EMPLOYEE OFFER LETTER

Dear Kristine:

I am pleased to offer you the position of Chief Technical Officer and Vice President, Enhanced Clinical Outcomes (ECO), reporting to me, Gordie Nye, President & CEO. You will perform duties customarily associated with your position and such other duties as may be assigned. You will be based at the Company’s offices in Pleasanton, CA. However, in consideration of your new commute, the Company understands that you will work out of your home office one day per week.

1. COMPENSATION.

(a) Base Salary. You will be paid a salary at the annual rate of $230,000.00, payable in semi-monthly installments or otherwise in accordance with the Company’s standard payroll practices for salaried employees. This salary may be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(b) Stock Options. Company’s management will recommend to the Company’s Board of Directors that you be granted an option (the “Stock Option”) to purchase 500,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The Stock Option shall vest over four (4) years with one-fourth (1/4) of the options vesting at the end of twelve (12) months, and the remainder vesting monthly at a rate of l/48th of the total number per month thereafter until all shares are vested. The Stock Option shall be an incentive stock option to the extent permitted by applicable law. The Stock Option will be subject to the terms and conditions applicable to options granted under the Company’s 2005 Equity Incentive Plan, and as described in that plan and the applicable stock option agreement.

(c) Bonus. You may be able to earn a performance bonus based on your meeting certain objective performance criteria set by Company from time to time, payable in cash or in options to purchase the Company’s stock, at a rate predetermined by Company in its sole discretion. Nothing in this offer letter shall entitle you to receive a bonus. A copy of the 2011 Bonus Plan is attached.

2. BENEFITS. You shall be entitled to the Company’s basic employment benefits available to all Company employees, as the same currently exist or may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

3. EMPLOYMENT TERMS. Your employment relationship with the Company will be governed by the general employment policies and practices of the Company. You will be required as a condition to your employment with the Company, to (i) acknowledge your receipt and understanding, sign and abide by the Company’s standard Confidential Information and Invention Assignment Agreement, attached hereto as Exhibit A; (ii) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (iii) provide satisfactory proof of your identity as required by United States law. Your duties under the Confidential Information and Invention Assignment Agreement shall survive termination of your employment with the Company. By signing this letter, you acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Confidential Information and Invention Assignment Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4. AT-WILL EMPLOYMENT. Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any or no reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Your participation in any stock purchase or benefit program is not to be regarded as assuring you continuing employment for any particular period of time.

5. OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. During the term of your employment by the Company, except on behalf of the Company, you shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation. It is further understood that you may advise MyoScience as a consultant from time to time and the expectation is the time required will not exceed 10 hours in any given month.

6. SEPARATION. In the event of involuntary termination other than for cause you will receive severance pay equivalent to six months of salary. The Company will also pay six months of premiums for your COBRA coverage at the rates then in effect for active employees (subject to any subsequent changes in the rates that are generally applicable to the Company’s active employees).

7. START DATE. Your start date shall be on June 1, 2011, due to the need for you to transition from MyoScience, Inc. We have further agreed that upon definition of the transition plan, you will consult with ZELTIQ Aesthetics, Inc. at a rate of pay prorated for the portion of each week you will dedicate to ZELTIQ. In the event no transition is required, your employment with ZELTIQ Aesthetics may begin immediately. This offer, if not accepted, will expire at the close of business on March 31, 2011.

8. ENTIRE AGREEMENT. This offer letter sets forth the full and complete agreement between you and the Company regarding your employment with the Company. Any additional or contrary terms, representations, offers or agreements, whether written or oral, that may have been made to you are hereby revoked and superseded in their entirety by this offer.

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We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Employee Proprietary Information and Inventions Agreement and returning them to me.

If you have any questions, please call me, 310-924-2973.

Very truly yours,

/s/ Gordie Nye
Gordie Nye, President & CEO

AGREED AND ACCEPTED

I have read and accept this employment offer. By signing this letter agreement, I represent and warrant to the Company that I am under no contractual commitments inconsistent with my obligations to the Company.

/s/ K Tatsutani
Kristine N. Tatsutani Dated: 3/27, 11

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ZELTIQ AESTHETICS, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

Employee Name: Kristine N. Tatsutani.

As a condition of my becoming employed with (or my employment being continued by) Zeltiq Aesthetics, Inc., a Delaware corporation, (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of the Company under any existing agreements between the Company and me or under applicable law.

2. At-Will Employment. I understand and acknowledge that my employment with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate my employment at any time for any reason or no reason, without further obligation or liability.

3. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any and all information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me before or after the execution of this Agreement, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the business of or used by the Company and its affiliates, or pertaining in any manner to any person or entity to whom the Company owes a duty of confidentiality. Confidential Information includes but is not limited to, the following types of information and materials: research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers I contact or obtain information or access to information about during my employment,), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of my employment, whether or not during working hours, and any information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Former Employer Information. I represent that my performance of all terms of this Agreement have not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior to the commencement of my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

4. Inventions.

(a) Definition. I understand that the term “Inventions” in this Agreement means any and all ideas, concepts, inventions, discoveries, developments, modifications, improvements, know-how, trade secrets, data, designs, diagrams, plans, specifications, methods, processes, techniques, formulas, algorithms, tools, works of authorship, derivative works, software, content, textual or artistic works, mask works, video, graphics, sound recordings, structures, products, prototypes, systems, applications, creations and technologies in any stage of development, whether or not patentable or reduced to practice and whether or not copyrightable, that relate to the business of the Company or its affiliates, or the actual or demonstrably anticipated research or development of the Company or its affiliates.

(b) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions which were made by me prior to the commencement of my employment (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(c) Assignment of Inventions. I hereby assign, and agree to assign automatically upon creation, to the Company, without additional compensation, my entire right, title and interest (including but not limited to intellectual property rights, trademark rights, copyrights and trade secret rights) in and to (a) all Inventions that are made, conceived, discovered or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of the Company or its affiliates, (i) during the period of my employment with the Company, whether before or after the execution of this Agreement and whether or not made, conceived, discovered or developed during regular business hours or (ii) during or after the period of my employment with the Company, whether before or after the execution of this Agreement, if based on or using Confidential Information or otherwise in connection with my activities as an employee of the Company (collectively, the “Company Inventions”), and (b) all benefits, privileges, causes of action and remedies relating to the Company Inventions, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Invention; and to settle and retain proceeds from any such actions), free and clear of all liens and encumbrances. I agree that all such Company Inventions are the sole property of the Company or any other entity designated by it, and all intellectual property rights shall vest in and inure to the benefit of the Company or such other entity. I agree and acknowledge that all copyrightable Company Inventions shall be considered works made for hire prepared within the scope of my employment. THIS PARAGRAPH DOES NOT APPLY TO ANY INVENTION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED TO THIS AGREEMENT AS EXHIBIT B. I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

(e) Patent and Copyright Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company.

5. Returning Company Documents; Privacy Rights. I agree that, at the time of termination of my employment with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Company property, including but not limited to, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment or otherwise belonging to the Company, its successors or assigns. I further agree that any work areas or Company property, including filing cabinets and technology resources such as disks, internet, computer files, electronic-mail messages, voice message, and other storage media, are subject to monitoring or inspection by Company personnel at any time with or without notice. I therefore understand that I have no right to privacy with respect to any Company property, including technology resources. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

6. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my employment with the Company, and for a period of twelve (12) months immediately following the termination of my employment with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Without limiting anything set forth in this Agreement, I also will not, following the termination of my employment with the Company for any reason, whether with or without cause, use the Company’s trade secrets or any other means of unfair competition to (i) solicit any of the Company’s licensors, customers, or licensees of Company’s products, or (ii) otherwise interfere with any business relationship or contract between the Company and any of its customers, licensors or licensees.

8. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my employment with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

9. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

ZELTIQ AESTHETICS, INC.		KRISTINE N. TATSUTANI, an Individual:

/s/ Gordie Nye		/s/ K Tatsutani
Signature		Signature

By:	Gordie Nye	Kristine Tatsutani
Printed Name
Title:	President and CEO

Date:	3/24/11	Date:	3/27/11

Address:	4698 Willow Road Pleasanton, CA 94588	Address:	1159 Chesterton Ave Redwood City, CA 94061

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED FROM SECTION 4

Title	Date	Identifying Number or Brief Description
Cryotherapy methods for treating vessel dissections & side branch occlusions	6/14/04	Patent No: 7862557

Cryotherapy method for detecting & treating vulnerable plaque	9/16/05	Patent No: 7780608

Cryogenically enhanced intravascular interventions	8/7/02	Patent No: 7081112

☐	No inventions or improvements

☐	Additional Sheets Attached

Signature of Employee:	/s/ K Tatsutani

Print Name of Employee:	Kristine Tatsutani

Date: 3/28/11

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any Company property, including but not limited to any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Zeltiq Aesthetics, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein) and original works of authorship, conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, proprietary information and Confidential Information (as defined in the Agreement) including research, product plans, products, services, suppliers, customer lists and customers, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other subject matters pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I will not use the Company’s trade secrets or any other means of unfair competition to (i) any of the Company’s licensors, customers, or licensees of Company’s products, or (ii) otherwise interfere with any business relationship or contract between the Company and any of its customers, licensors or licensees.

Date: _____________________
Employee Signature

(Type/Print Employee’s Name)